Exhibit 99.1

Contacts:
Investors:
Brad Cole
Genomic Health
650-569-2281
investors@genomichealth.com
Media:
Emily Faucette
Genomic Health
650-569-2824
media@genomichealth.com
Genomic Health Announces Fourth Quarter and Year-End 2008 Financial Results and Business Progress,
Provides 2009 Financial Guidance
Full-Year Revenue Increased 73 Percent Compared with 2007
Net Loss Narrowed for Fourth Quarter and Full-Year 2008
Conference Call Today at 4:30 p.m. ET
REDWOOD CITY, Calif., February 3, 2009 — Genomic Health, Inc. (Nasdaq: GHDX) today reported financial results and business progress for the fourth quarter and year ended December 31, 2008.
Total revenue for the fourth quarter of 2008 increased to $31.2 million, compared with $19.3 million in the fourth quarter of 2007. Product revenue from the Oncotype DX® breast cancer assay was $30.9 million in the fourth quarter of 2008, an increase of 60 percent, compared with $19.3 million in the fourth quarter of 2007. The net loss in the fourth quarter of 2008 decreased 161 percent to $2.3 million, from $6.0 million in the fourth quarter of 2007. Basic and diluted net loss per share applicable to common stockholders was $0.08 in the fourth quarter of 2008, compared with a net loss per share of $0.21 in the fourth quarter of 2007.
Total revenue for the year ended December 31, 2008 increased to $110.6 million, compared with $64.0 million in 2007. Product revenue was $108.7 million for the year ended December 31, 2008, compared with $62.7 million in 2007. Contract revenue comprised the balance of total revenue for each of these periods. The net loss for the year ended December 31, 2008 decreased 41 percent to $16.1 million from $27.3 million in 2007. Basic and diluted net loss per share applicable to common stockholders was $0.57 for the year ended December 31, 2008, compared with a $1.02 net loss per share in 2007.
Cash and cash equivalents and short-term investments at December 31, 2008 were $56.7 million, compared with $54.4 million at September 30, 2008 and $68.4 million at December 31, 2007.
“The excellent results achieved in 2008 were fueled by the expanded clinical utility of the Oncotype DX breast cancer assay, its inclusion in clinical practice guidelines, and additional reimbursement coverage providing access to Oncotype DX for more than 90 percent of U.S. insured lives,” said Kim Popovits, President and Chief Executive Officer of Genomic Health. “Looking forward, with healthcare reform a major focal point, we believe tests like Oncotype DX will continue to raise the quality of healthcare and demonstrate the economic impact of personalized medicine.”

Additional Fourth Quarter and Year-End 2008 Financial Results
Approximately 50 percent of product revenue was recorded on an accrual basis and recognized at the time the test results were delivered during the fourth quarter of 2008, reflecting established payment patterns from payors with coverage policies in place.
Total operating expenses were $33.9 million in the fourth quarter of 2008, compared with $26.1 million for the fourth quarter of 2007. Included in fourth quarter 2008 operating expenses were non-cash charges of $3.8 million, including $2.4 million of stock-based compensation expense, compared with $1.9 million in the same period in 2007, and $1.4 million of depreciation and amortization expenses, compared with $1.0 million in the same period in 2007.
Total operating expenses for the year ended December 31, 2008 were $128.1 million, compared with $93.7 million for the comparable period in 2007. Included in operating expenses were non-cash charges of $14.2 million, including stock-based compensation expense of $9.2 million in the year ended December 31, 2008 compared with $6.3 million for the same period in 2007, and $5.0 million of depreciation and amortization expenses in 2008, compared with $4.0 million in the same period in 2007.
2009 Outlook and Financial Guidance
“In 2009, we intend to continue to make the necessary investments to penetrate the existing breast cancer market, broaden reimbursement to cover node-positive patients, drive international access of Oncotype DX and advance our pipeline, while continuing to move the organization toward profitability,” said Brad Cole, Chief Operating and Financial Officer of Genomic Health. “To achieve these goals, we expect that the majority of our anticipated annual net loss will be realized in the first half of the year as we continue to invest in our product pipeline, U.S. sales force expansion and worldwide commercial infrastructure.”
The Company is providing the following financial guidance for the full year ending December 31, 2009:
•	Test results delivered of 50,000 to 53,000

•	Revenue of $148 million to $160 million

•	Net loss of $7 million to $14 million
Recent Highlights and Accomplishments
Commercial Progress
•	More than 39,600 test results delivered for the full year of 2008, an increase of 62 percent, compared with 24,450 test results delivered in 2007. In the fourth quarter of 2008 more than 10,580 test results were delivered, an increase of 47 percent, compared with more than 7,200 test results delivered in the same period in 2007.

•	More than 85,000 Oncotype DX test results have been delivered as of December 31, 2008.

•	In 2008, gained coverage through contracts, policies and agreements for an additional 56 million U.S. lives for the Oncotype DX breast cancer assay, bringing the total U.S. lives covered to more than 90 percent for appropriate node-negative breast cancer patients.

•	Established a contract with the Blue Cross Blue Shield (BCBS) Association, which we believe will lead to additional coverage with non-contracted BCBS plans.

•	Oncotype DX remains the only multi-gene expression assay to be recommended by both the National Comprehensive Cancer Network (NCCN) and American Society of Clinical Oncology (ASCO) in their respective Breast Cancer Treatment Guidelines.

•	Continued to expand the commercial team by hiring 20 U.S. sales representatives in January 2009, increasing the total U.S. sales force to 80 sales representatives.

•	Establishing a subsidiary in Geneva, Switzerland to support the company’s efforts in Europe.

•	Received test samples from 40 countries to date and have completed or initiated multiple international studies including ATAC and QUASAR.

•	Continued expansion of online physician portal with enhanced real-time delivery of patient results to physicians and the capability for placing Oncotype DX orders online.
Product Pipeline
•	Initiated an independent clinical validation study in stage II colon cancer for our 18-gene Oncotype DX colon cancer assay, utilizing more than 1,200 patient samples from the landmark international QUASAR trial which examined the benefit associated with adjuvant chemotherapy.

•	Identified patient sample cohorts for gene identification studies in renal and prostate cancers.

•	Continued early development work in ductal carcinoma in situ (DCIS) breast cancer with the goal of initiating studies this year.
Clinical Progress
•	To date, 12 studies in more than 4,000 breast cancer patients have continued to establish the clinical utility of Oncotype DX.

•	The National Cancer Institute has enrolled more than 5,500 patients in its TAILORx trial that is using the Oncotype DX breast cancer assay to assign treatment.

•	In December 2008, Genomic Health and research collaborators presented four studies at the San Antonio Breast Cancer Symposium. Highlights include:
•	An oral presentation of results from a large, contemporary study of breast cancer patients in Europe confirming that along with other standard measures such as tumor size, Oncotype DX contributes independently to provide a more complete picture of prognosis for node-negative and node-positive patients treated with aromatase inhibitors.

•	An oral presentation suggesting that GRB7-dependent pathways are potential therapeutic targets for triple-negative breast cancer, a subtype that does not express estrogen receptor (ER), progesterone receptor (PR) or HER2 genes.

•	Study results demonstrating that quantitative RT-PCR analysis is possible in DCIS that is adjacent to invasive ductal carcinoma of the breast.

•	Results indicating that multiple single nucleotide polymorphisms in the genes that encode ER were not associated with the level of ER expression in breast cancer. This suggests that differences in ER expression between individual tumors are likely a result of factors other than the inherited gene variants.
Corporate Developments
•	Announced management changes including naming Randy Scott as full-time Executive Chairman, Kimberly J. Popovits as President and Chief Executive Officer, and G. Bradley Cole as Chief Operating Officer and Chief Financial Officer.

•	Appointed Ginger L. Graham to board of directors.
Conference Call Details
To access the live conference call today, February 3, at 4:30 p.m. Eastern Time via phone, please dial (877) 591-4951 from the United States and Canada or (719) 325-4869 internationally. Please dial in approximately ten minutes prior to the start of the call. A telephone replay will be available beginning approximately one hour after the call through February 10, and may be accessed by dialing (888) 203-1112 from the United States and Canada or (719) 457-0820 internationally. The replay passcode is 9067485.

To access the live and subsequently archived webcast of the conference call, go to the Investor Relations section of the company’s web site at http://investor.genomichealth.com. Please connect to the web site at least 15 minutes prior to the call to allow for any software download that may be necessary.
About Genomic Health
Genomic Health, Inc. (Nasdaq: GHDX) is a life science company focused on the development and commercialization of genomic-based clinical laboratory services for cancer that allow physicians and patients to make individualized treatment decisions. In 2004, Genomic Health launched its first test, the Oncotype DX® breast cancer assay, which has been shown to predict the likelihood of chemotherapy benefit as well as the likelihood of disease recurrence in a large portion of early-stage breast cancer patients. The company was founded in 2000 and is located in Redwood City, California. For more information, please visit http://www.genomichealth.com.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the drivers of the company’s fourth quarter and annual results; the company’s beliefs regarding the ability of tests like Oncotype DX to raise the quality of healthcare and demonstrate the economic impact of personalized medicine; the company’s intent to invest in its business and the areas in which it expects to make such investments; the company’s intent to continue to move toward profitability; the company’s expectations regarding the timing of its anticipated 2009 net loss; 2009 financial guidance, including expectations regarding the number of test results delivered, revenues, and net loss; the company’s expectations regarding future reimbursement coverage with non-contracted BCBS plans and continued growth in adoption of and reimbursement of its tests; the outcome, success or results of clinical trials; the applicability of clinical study results to actual outcomes; and the company’s intention to conduct additional studies in DCIS and the timing of any such studies. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: our ability to increase usage of our tests; the risk that we may not obtain or maintain sufficient levels of reimbursement for our existing tests and any future tests we may develop; the risks and uncertainties associated with the regulation of our tests by FDA; our ability to compete against third parties; our ability to develop and commercialize new tests; unanticipated costs or delays in research and development efforts; our ability to obtain capital when needed; our history of operating losses; the results of clinical studies; the applicability of clinical study results to actual outcomes; and the other risks set forth in the company’s filings with the Securities and Exchange Commission, including the risks set forth in the company’s Quarterly Report on Form 10-Q for the three-month period ended September 30, 2008. These forward- looking statements speak only as of the date hereof. Genomic Health disclaims any obligation to update these forward-looking statements.
NOTE: The Genomic Health logo, Oncotype, Oncotype DX and Recurrence Score are trademarks or registered trademarks of Genomic Health, Inc. All other trademarks and service marks are the property of their respective owners.

Genomic Health, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)	(Unaudited)

REVENUES:
Product revenues	$30,906	$19,264	$108,658	$62,745
Contract revenues	329	84	1,921	1,282

Total revenues	31,235	19,348	110,579	64,027

OPERATING EXPENSES:
Cost of product revenues	7,310	4,915	27,185	17,331
Research and development	7,957	6,015	28,624	22,053
Selling and marketing	11,638	10,079	46,668	36,456
General and administrative	6,982	5,087	25,617	17,849

Total operating expenses	33,887	26,096	128,094	93,689

Loss from operations	(2,652)	(6,748)	(17,515)	(29,662)

Other income (expense):
Interest and other income	326	900	1,751	3,048
Interest expense	(69)	(143)	(386)	(678)

Loss before income taxes	(2,395)	(5,991)	(16,150)	(27,292)

Income tax benefit	61	—	61	—

Net loss	$(2,334)	$(5,991)	$(16,089)	$(27,292)

Basic and diluted net loss per share	$(0.08)	$(0.21)	$(0.57)	$(1.02)

Shares used to compute basic and diluted net loss per share	28,377,615	28,162,249	28,297,705	26,759,798

Genomic Health, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	As of	As of
	31-Dec-08	31-Dec-07
	(Unaudited)	(Audited)

Cash and cash equivalents	$11,170	$39,164
Short-term investments	45,499	29,196
Accounts receivable, net	8,807	5,089
Prepaid expenses and other current assets	4,782	3,105

Total current assets	70,258	76,554

Property and equipment, net	15,562	10,412
Restricted cash	500	500
Other assets	369	463

Total assets	$86,689	$87,929

Accounts payable	$1,898	$1,966
Accrued expenses and other current liabilities	11,473	7,616
Deferred revenue	3,797	1,008
Notes payable, short-term	1,814	2,687
Notes payable, long-term	225	2,039
Other liabilities	1,307	1,447
Stockholders’ equity	66,175	71,166

Total liabilities and stockholders’ equity	$86,689	$87,929

The condensed consolidated balance sheet at December 31, 2007 has been derived from the audited consolidated financial statements at that date included in the Company’s Form 10-K for the fiscal year ended December 31, 2007.
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